Exhibit 99.2

      WALTER INDUSTRIES ANNOUNCES SECOND QUARTER EARNINGS EXPECTATIONS AND
                      CONFIRMS FULL YEAR 2005 EXPECTATIONS

TAMPA, Fla., April 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today announced second quarter earnings expectations and affirmed its previously communicated expectations for the full year 2005.

Based on current business forecasts and anticipated market conditions, the Company expects to generate second quarter earnings of $0.54 to $0.62 per diluted share. The Company maintains its previously communicated expectation for full-year earnings to be in the range of $2.50 to $3.10 per diluted share.

Conference Call Webcast

Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss first quarter 2005 results and other general business matters on a conference call and live Webcast to be held on Wednesday, April 27, 2005, at 9 a.m. EDT. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com . The call will remain available for 30 days.

Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,100 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             04/26/2005
    /CONTACT: Joe Troy, Senior Vice President - Financial Services, Walter Industries, Inc., +1-813-871-4404 /
    /Photo:   http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
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    /Web site:  http://www.walterind.com /